                                   EXHIBIT 11
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                          YEAR ENDED DECEMBER 31,
                                          -----------------------
                                             1995        1996
                                          ----------  -----------
       Net income available to common
        stockholders                      $  565,189   $1,965,204
       Accrued dividends on preferred
        stock                                478,000       82,346
                                           ----------   ----------
       Net income for computing pro
        forma net income per share         1,043,189    2,047,550
                                          ==========   ==========
       Pro forma weighted average
        common shares outstanding(1)       2,920,728    4,961,220

       Shares of common stock
        assumed to be issued upon
        exercise of common stock
        options and warrants to
        purchase common stock
        using treasury stock
        method, including "cheap"
        options and warrants as              450,272      442,780
        outstanding for all periods       ----------   ----------

       Weighted average number
        of common and common
        equivalent shares
        outstanding during the
        period                             3,371,000    5,404,000
                                          ==========   ==========
       Pro forma net income per                $0.31        $0.38
        share                             ==========   ==========

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(1)  Pro forma weighted average shares outstanding gives retroactive effect to the conversion of the outstanding shares of Preferred Stock into shares of Common Stock immediately prior to the completion of the Company's initial public offering.